As filed with the Securities and Exchange Commission on December 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELÉFONOS DE MEXICO, S.A. DE C.V.

(Exact name of registrant as specified to its charter)

Telephones of Mexico

(Translation of registrant’s name into English)

United Mexican States	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Parque Vía 190

Colonia Cuauhtémoc

06599 México. D.F., México

Telephone: (5255) 5222-5144

(Address and telephone number of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Telephone: (212) 590-9200

(Name, address and telephone number of agent for service)

Copies to:

Nicolas Grabar

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(5)

Debt securities	U.S.$2,000,000,000	100%	U.S.$2,000,000,000	U.S.$92,300

Series L common shares, without par value	(4)

(1)	Includes debt securities that the underwriters may purchase solely to cover over-allotments, if any, and debt securities that are to be offered outside the United States but may be resold from time to time in the United States in transactions subject to registration under the Securities Act of 1933, as amended. The debt securities are not being registered for purposes of sales outside the United States.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	Such indeterminate number of Series L shares as may be issuable upon conversion of the debt securities registered hereunder. American Depositary Shares, each representing 20 Series L shares, issuable upon conversion of the debt securities being registered hereunder, have been or will be registered under a separate registration statement on Form F-6.

(5)	Pursuant to Rule 457(p), we are offsetting the registration fee of U.S.$69,500 relating to the unsold securities previously registered pursuant to our registration statement no. 333-10416 against the total registration fees currently due relating to this registration statement. Registration statement no. 333-10416 was filed with the Securities and Exchange Commission on June 3, 1999.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we will file a further amendment that specifically states that this registration statement will thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any State where the offer or sale is not permitted.

Subject to completion, dated December 9, 2003

PROSPECTUS

U.S.$2,000,000,000

Teléfonos de México, S.A. de C.V.

Debt Securities

Teléfonos de México, S.A. de C.V., or Telmex, may offer debt securities pursuant to this prospectus from time to time with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). An accompanying prospectus supplement will specify the terms of the debt securities.

We may sell these debt securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 9, 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, Telmex may sell or issue debt securities in one or more offerings with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

This prospectus provides you only with a general description of the debt securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Telmex” mean Teléfonos de México, S.A. de C.V. and its consolidated subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of such forward-looking statements include:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios,

•	statements of our plans, objectives or goals, including those relating to competition, regulation and rates,

•	statements about our future economic performance or that of Mexico or other countries, and

•	statements of assumptions underlying such statements.

Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or future developments.

You should evaluate any statements made by us in light of these important factors.

TELMEX

We own and operate the largest telecommunications system in Mexico. We are the only nationwide provider of fixed-line telephony services and the leading provider of fixed local and long distance telephone services as well as Internet access in Mexico. We also provide other telecommunications and telecommunications-related services such as connectivity, Internet services, directory services, interconnection services to other carriers and paging services.

For the year ended December 31, 2002, we had operating revenues of Ps.112,860 million and net income of Ps.19,568 million based on Mexican GAAP. At September 30, 2003, we had total assets of Ps.162,791 million and total stockholders’ equity of Ps.67,776 million based on Mexican GAAP. At September 30, 2003, we had 15.4 million local fixed lines in service, up 8.5% over September 30, 2002. In long distance services, we estimate that during December 2002, our share of traffic in cities open to competition was 73.3% for domestic long distance and 68.7% for international long distance calls originating in Mexico. At September 30, 2003, we had 1.4 million Internet access accounts and 2.2 million connectivity line equivalents.

Of our Ps.85,267 million of consolidated revenues for the nine months ended September 30, 2003, 46.8% was attributable to local service, 33.9% was attributable to long distance service and 15.2% was attributable to interconnection. Other services, including yellow pages and equipment sales, accounted for 4.1% of these consolidated revenues.

Our principal executive offices are at Parque Via 190, Colonia Cuauhtémoc, 06599 México, D.F., México. Our telephone number is (5255) 5703-3990.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2002, and for the nine-month period ended September 30, 2003, in accordance with Mexican GAAP and U.S. GAAP. Earnings for this purpose consist of earnings before provision for income tax but after provision for employee profit sharing, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Fixed charges for this purpose consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.

	Year ended December 31,					Nine month period ended September 30,
	1998	1999	2000	2001	2002	2003
Mexican GAAP	3.5	4.2	4.6	6.7	6.5	7.0
U.S. GAAP	3.4	3.9	4.2	5.8	5.8	6.6

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospects supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including funding working capital and capital expenditures and repaying debt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and any prospectus supplement, we refer to those who have debt securities we are offering registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those debt securities. Those persons are the legal holders of those debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We will issue these debt securities in book-entry form. This means the debt securities will be represented by one or more global debt securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global debt security through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

If in the future we terminate the global debt securities, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global debt securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any proposal—for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not from the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder of debt securities, if that is permitted in the future;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

We Will Issue the Debt Securities in Global Form

Any debt securities we issue in book-entry, or global, form will be represented, at least initially, by one or more global debt securities.

What Is a Global Debt Security

A global debt security is a debt security that we deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. We have selected The Depository Trust Company of New York, New York, known as DTC, to be the depositary for the debt securities, at least initially.

A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Debt Security Will be Terminated.” As a result of those arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the debt securities, and investors will be permitted only to own beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or has an account with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global debt security.

The debt securities will be represented by one or more global debt securities, except in certain limited circumstances. We describe these situations below under “—Special Situations When a Global Debt Security Will be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Debt Securities

As an indirect holder, an investor’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global debt security.

Because the debt securities will be issued only in the form of global debt securities, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Legal Ownership of Debt Securities.”

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global debt security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds.

•	Financial institutions that participate in the depositary’s book-entry system, and through which investors hold their interests in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Debt Security Will Be Terminated

In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates representing the debt securities previously represented by the global debt security. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to each investor. Investors must consult their own banks and brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities.”

The special situations for termination of the global debt securities are:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary and we fail to appoint a successor depositary;

•	if we notify the trustee that we elect to terminate the global debt securities; or

•	if an event of default has occurred and is continuing; we discuss defaults later under “—Default, Remedies and Waiver of Default.”

If a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

You Can Hold Interests in Global Debt Securities Through Euroclear or Clearstream, Luxembourg, as Indirect Participants in DTC

As long as DTC is the depositary for the global debt securities, you may hold an interest in a global debt security through any organization that participates, directly or indirectly, in the DTC system, including the Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global debt securities on behalf of the participants in their systems, through securities accounts they maintain in their own names with their depositories for their customers. Those depositories, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names with DTC. Euroclear and Clearstream, Luxembourg clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

DTC Rules Will Also Apply to Debt Securities Held Through Euroclear and Clearstream, Luxembourg

If you hold an interest in a global debt security through Euroclear and Clearstream, Luxembourg that system will credit the payments we make on your debt security to the account of your Euroclear and Clearstream, Luxembourg participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the debt securities, if made through Euroclear or Clearstream, Luxembourg, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the debt securities between Euroclear participants or between Clearstream, Luxembourg participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the debt securities, with settlement in immediately available funds.

Special Considerations for Cross-Market Transfers

Subject to the transfer restrictions applicable to the debt securities described above, cross-market transfer of debt securities—i.e., transfers between investors who hold or will hold their interests through Euroclear or Clearstream, Luxembourg, on the one hand, and investors who hold or will hold their interests through DTC but not through Euroclear or Clearstream, Luxembourg, on the other hand—will be governed by DTC’s rules and procedures in addition to those of Euroclear or Clearstream, Luxembourg. If you hold your debt security through Euroclear or Clearstream, Luxembourg and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Euroclear or Clearstream, Luxembourg, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any debt securities you purchase through Euroclear or Clearstream, Luxembourg in a cross-market transfer will not be credited to your account at your Euroclear or Clearstream, Luxembourg participant until the business day after the DTC settlement date. For the same reason, if you sell debt securities through Euroclear or Clearstream, Luxembourg in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Euroclear or Clearstream, Luxembourg.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems, and we take no responsibility for their activities.

DESCRIPTION OF DEBT SECURITIES

In this section, references to “we,” “us” and “our” refer to Teléfonos de México, S.A. de C.V. only and do not include our consolidated subsidiaries. References to holders mean those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should read the subsection entitled “—Legal Ownership of Debt Securities.” The specific terms of any series of debt securities issued under this prospectus will be described in the prospectus supplement applicable to the particular issuance.

The Debt Securities Will Be Issued Under an Indenture

Any debt securities we offer will be governed by an indenture. An indenture is a contract between a trustee and us. The trustee has two main roles.

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Unless otherwise specified in the applicable prospectus supplement we will issue debt securities under (i) an indenture between us and Citibank, N.A., as trustee, as supplemented by a second supplemental indenture between us and Citibank, N.A., as trustee, which we refer to as the Citibank indenture or (ii) an indenture between us and JPMorgan Chase Bank, as trustee, which we refer to as the JPMorgan Chase indenture. The indentures and their associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed copies of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. Upon request, we will provide you with copies of the indentures. See “Where You Can Find More Information” above for information on how to obtain copies.

This Description Is Only a Summary

The following section summarizes material terms of the debt securities that are common to all series and to each of the indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. In the following section, we sometimes refer to the indentures collectively as the “indenture.” In addition, we sometimes refer to Citibank, N.A. and JPMorgan Chase Bank collectively as the “trustee.”

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

The indenture and the debt securities are governed by New York law. We have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Section 114)

How the Debt Securities Rank Against Other Debt

The debt securities will not be secured by any of our property or assets or any property or assets of any of our subsidiaries. Thus, by owning these debt securities, you are one of our unsecured creditors. These debt securities will not be subordinated or senior to any of our other unsecured debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes, and, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the debt securities of that series. By net payment, we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts to any holder for or on account of any of the following:

•	any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•	any estate, inheritance, gift or similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ notice that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•	any taxes, duties, assessments or other governmental charges with respect to such debt security presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period; and

•	any payment on such debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security. (Section 1009)

The limitations on our obligations to pay additional amounts stated in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice. (Section 1009)

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts stated in the third bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence, and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, such third bullet point does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. We will make copies of such documentation available to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

Any reference in this prospectus, the indenture, the supplemental indenture or the debt securities to principal, premium, interest or any other amount payable in respect of any debt security by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Optional Redemption

We will not be permitted to redeem the debt securities we are offering before their stated maturity, except as we describe below. The debt securities will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, you will not be entitled to require us to buy your debt securities from you before their stated maturity except as described below under “—Repurchase at the Option of Holders.” (Section 1101(a))

Unless otherwise indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities of any series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money.

Tax Redemption

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in or official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which a series of debt securities is issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10% with respect to any series of debt securities (see “—Additional Amounts” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of such series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon, up to but not including the date of redemption (subject to the right of holders on the relevant record date to receive interest due (if any) on the relevant interest payment date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the trustee:

•	a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and

•	an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1101(d))

This notice, once delivered by us to the trustee, will be irrevocable. (Section 1102)

We will give notice to DTC pursuant to the provisions described under “—Notices” of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date.

Repurchase at the Option of Holders

In the event of any change in control (as defined below) occurring prior to the maturity date of the debt securities, each holder of debt securities will have the right, at the holder’s option, to require us to repurchase all or any portion (provided that such portion is U.S.$1,000 or an integral multiple thereof) of the principal amount of the holder’s debt securities on the date that is 60 days after the date we provide notice of the change in control, at a cash price equal to the sum of

•	100% of the principal amount of, and any premium on, the debt securities being repurchased,

•	accrued and unpaid interest thereon to but not including the holder repurchase date,

•	any original issue discount applicable to such security, and

•	any additional amounts that would otherwise be payable. (Section 1301)

Within seven business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debt securities at their addresses shown in the register of the registrar a notice regarding the change in control, stating, among other things:

•	the date and time on which the repurchase right must be exercised,

•	the applicable repurchase price,

•	the repurchase date,

•	the procedures that holders of debt securities must follow to exercise the repurchase right,

•	the conversion rate then in effect, if applicable, and the procedures that holders of debt securities must follow to exercise the right to convert the principal amount of the securities to be repurchased, and

•	the place that debt securities must be surrendered for redemption and payment of the repurchase price. (Section 1302(a))

To exercise this right, the holder must deliver written notice to the trustee or to any other office or agency maintained for that purpose of the exercise of the repurchase right prior to the close of business on the repurchase date. The repurchase notice must state among other things:

•	the portion of the principal amount at maturity of debt securities to be repurchased, and

•	a statement that an election to exercise the repurchase right is being made. (Section 1302(b))

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for that purpose on or prior to the holder repurchase date. The notice of withdrawal shall state the principal amount at maturity to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to the original repurchase notice. (Section 1302(b))

Payment of the repurchase price for debt securities for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the debt securities to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the repurchase date) after delivery of the holder repurchase notice. Payment of the repurchase price for the debt securities will be made promptly following the later of the repurchase date or the time of delivery of the debt securities. If the trustee holds in accordance with the indenture, money sufficient to pay the repurchase price of the debt securities on the repurchase date, on and after the repurchase date, the debt securities will cease to be outstanding and interest thereon will cease to accrue, whether or not the debt securities are delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holders of such debt securities shall terminate, other than the right to receive the repurchase price upon delivery of such debt securities. (Section 1302(c))

A change in control will be deemed to have occurred if, at any time after the date of the indenture, any person (including any group deemed to be a “person” under Section 13(d)(3) of the Exchange Act), together with any affiliates or related persons will beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of original execution of the indenture), directly or indirectly, shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all of our shares of capital stock entitled to vote generally in elections of directors. However, a change in control will not be deemed to have occurred if such person, together with its affiliates or related persons, is any of Carso Global Telecom, any of its subsidiaries or one or more of the members of the family of Carlos Slim Helú who were beneficial owners of the shares of Carso Global Telecom at the date of the indenture. (Section 1303(b))

As used herein, “affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and “related person” of any person means any other person directly or indirectly owning:

•	10% or more of the outstanding common stock of such person (or, in the case of a person that is not a corporation, 10% or more of the equity interest in such person), or

•	10% or more of the combined voting power of the voting stock of such person. (Section 101 and Section 1303(c))

Mergers and Similar Transactions

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of our properties and assets substantially as an entirety and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	Immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to any series of debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

•	If we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture.

•	We have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among others, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. Also, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of our properties and assets substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company but in which we do not merge or consolidate and any transaction in which we sell or otherwise dispose of our assets less than substantially as an entirety.

Restrictive Covenants

    Restrictions on Liens

In the indenture, we promise not to, or to allow our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 12% of our consolidated net tangible assets, as defined in the indenture, unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction does not apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•	liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•	liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•	liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1007)

“Restricted property” means (1) any lines, exchanges, switching equipment, transmission equipment (including satellites), cables, microwave equipment and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of one of our restricted subsidiaries. Our “restricted subsidiaries” are those subsidiaries that own restricted property. (Section 101)

    Restrictions on Sales and Leasebacks

In the indenture, we promise that neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•	the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Restrictions on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding would not exceed an amount equal to 12% of our consolidated net tangible assets; or

•	we or one of our restricted subsidiaries within 12 months of the sale and leaseback transaction retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction or (2) the fair market value of the restricted property leased. (Section 1008)

A “sale and leaseback transaction” for purposes of this subsection is an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary lease a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$1,000,000 or its equivalent or more. “Attributable debt” means the lesser of (a) the fair market value of the asset subject to the sale and leaseback transaction and (b) the present value discounted at a rate set forth in the indenture of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

    Maintenance of Business

We are required to maintain the business of providing a public telecommunications network as one of our principal businesses. (Section 1006)

    Statement of Our Officers as to Default

We will, within 120 days after the end of each fiscal year, file with the trustee an officer’s certificate stating, whether or not, to the best of such officer’s knowledge, we are in default. If any of our officers discovers that a default or event of default is continuing, we will file a certificate with the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

    Provision of Information

We will file with the trustee copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Sections 12, 13 or 15(d) of the Exchange Act. (Section 1005)

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the series of debt securities you hold occurs and is not cured, as described in this subsection.

    Events of Default

When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal of any debt securities of that series on its due date;

•	we do not pay interest on any debt securities of that series within 30 days after its due date;

•	we remain in breach of any covenant or warranty we make in the indenture for the benefit of that series of debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the series of debt securities) stating that we are in breach;

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or a material subsidiary of ours (that is, a subsidiary whose assets or operating profits constitute 10% or more of our assets or operating profits, as applicable);

•	we or any of our material subsidiaries experience a default or event of default under any instrument relating to debt having an aggregate principal amount outstanding exceeding U.S.$100 million that constitutes a failure to pay principal when due or results in the acceleration of the debt prior to its maturity; and

•	a final judgment is rendered against us or any of our material subsidiaries in an aggregate amount in excess of U.S.$100 million or its equivalent in other currencies that is not discharged or bonded in full within 30 days. (Section 501)

    Remedies if an Event of Default Occurs

If an event of default with respect to any series of debt securities has occurred and has not been cured or waived, the trustee at the request of holders of not less than 25% in principal amount of that series of debt securities shall declare the entire principal amount of all the debt securities of that series to be due immediately and upon any such declaration the principal, accrued interest and additional amounts shall become due. If an event of default occurs because of bankruptcy, insolvency or reorganization relating to us or any of our material subsidiaries, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder and any principal, accrued interest and additional amounts will become due. (Section 502)

Each of the situations described above is called an acceleration of the maturity of the debt securities. If the maturity of any series of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of that series of debt securities may cancel the acceleration for all the debt securities of that series, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to that series of debt securities have been cured. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee for such series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Section 512 and Section 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived,

•	the holders of not less than 25% in principal amount of a particular series of debt securities must make a written request that the trustee take action with respect to that series because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action,

•	the trustee must not have taken action for 60 days after the above steps have been taken, and

•	during those 60 days, the holders of a majority in principal amount of a series of debt securities must not have given the trustee for such series directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of such debt securities. (Section 507)

You are entitled, however, at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of Covenants

    Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.

    Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of an outstanding debt security affected by the change. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on a debt security,

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security,

•	a change in the obligation to pay additional amounts,

•	a change in the currency of any payment on a debt security other than as permitted by the debt security,

•	a change in the place of any payment on a debt security,

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security,

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture,

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults, and

•	a reduction in the percentage in principal amount of the debt securities needed for the adoption of a resolution or the formation of a quorum for meetings of holders. (Section 902)

    Changes Not Requiring Approval

Second, there are changes that do not require any approval by holders of debt securities. This type of change is limited to clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

    Changes Requiring Majority Approval

Any other change to the indenture, or the debt securities must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Restrictive Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1012)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under the indenture such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

    Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. (Section 104)

    Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$1,000 and multiples of U.S.$1,000. (Section 302)

Holders may exchange or transfer their debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. If the global debt securities are terminated and we issue debt securities in non-global form, holders of the non-global debt securities can transfer those debt securities at the offices of the trustee. We may appoint another entity to perform these functions or perform them ourselves. (Sections 304 and 1002)

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. In the event of a change in the office through which any transfer agent acts, we will give prompt written notice to the trustee. (Section 1002)

As long as the debt securities are issued in global form, only the depositary will be entitled to transfer and exchange debt securities as described in this subsection, since it will be the sole holder of the debt securities.

Payment Mechanics

    Who Receives Payment

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

    Regular Record Dates for Interest

The regular record date relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

    How We Will Make Payments

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable policies of the depositary as in effect from time to time.

(Section 1002) Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “—We Will Issue the Debt Securities in Global Form.”

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds that is, funds that become available on the day after the check is cashed. (Sections 202 and 306)

    Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

    Paying Agent

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the debt securities may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents pursuant to the provisions described under “— Notices.”

    Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

    Conversion of Convertible Debentures

If we offer debt securities in the form of convertible debentures, you will have the right to convert the principal amount of convertible debentures you hold, or any portion of such convertible debentures that is a multiple of U.S.$1,000, into our L share ADSs at the conversion rate set forth in the applicable prospectus supplement at any time prior to the close of business on the day immediately preceding the maturity date of the convertible debentures. However, if we have elected to redeem your convertible debentures as we describe below under “—Optional Redemption,” your right to convert your convertible debentures into our L share ADSs will expire upon the close of business on the business day immediately preceding the redemption date. (Section 1201)

    Conversion Rate

The conversion rate for the convertible debentures, that is, the number of our L share ADSs into which each U.S.$1,000 principal amount of convertible debentures may be converted, will be set forth in the applicable prospectus supplement and will be subject to adjustment upon the occurrence of the following events:

•	a dividend or distribution on any class of our capital stock is paid or payable in shares of our common stock;

•	the issuance by us to all holders of our common stock of rights, warrants or options to subscribe for or purchase our common stock at a price per share less than the then current market price per share determined as we describe below;

•	the subdivision, combination or reclassification of our outstanding common stock into a greater number of shares of common stock;

•	the distribution by us to all holders of our common stock of evidences of indebtedness or other assets except cash, which is discussed below;

•	the distribution by dividend or otherwise of cash (other than regular or quarterly cash dividends) to all holders of our common stock in an aggregate amount that, together with the aggregate of (A) any other distributions of cash to all holders of our common stock that did not trigger a conversion rate adjustment within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution and (B) the aggregate amount of all excess payments in respect of each purchase of our common stock in a tender offer concluded by us or any of our subsidiaries within the preceding 12 months and not triggering a conversion rate adjustment, exceeds 12.5% of the aggregate market capitalization of our common stock on the date fixed for determination of stockholders entitled to receive such distribution; for purposes of this subsection, excess payments refers to the excess of (i) the aggregate of the cash and fair market value of other consideration paid by us or any of our subsidiaries with respect to the shares acquired in respect of the tender offer over (ii) the daily market price on the trading day immediately following the completion of the tender offer multiplied by the number of acquired shares;

•	payment of an excess payment in respect of a purchase of our common stock in a tender offer by us or any of our subsidiaries, if the aggregate amount of such excess payment, together with the aggregate of (A) the aggregate of the cash plus the fair market value of consideration payable made within the preceding 12 months not triggering a conversion rate adjustment and (B) the aggregate amount of any cash distribution (other than regular or quarterly cash dividends) to all holders of our common stock 12 preceding months and not triggering a conversion rate adjustment, exceeds 12.5% of the aggregate market capitalization of our common stock on the expiration of the tender offer; and

•	the distribution to all holders of shares of our common stock of rights or warrants to subscribe for or purchase securities other than those referred to in the preceding paragraphs. (Section 1204)

Our “common stock” refers to all classes or series of our capital stock that do not rank prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Telmex, to shares of any other class or series of our capital stock and are not subject to redemption other than by virtue of constituting variable capital. (Section 101)

We will not make any adjustment to the conversion rate until cumulative adjustments amount to one percent or more of the conversion rate. However, we will carry forward any adjustment of less than one percent and take such adjustment into account in the computation of any subsequent adjustment. (Section 1204(9))

If we reclassify or change our outstanding L share ADSs or L shares or consolidate with or merge into any person, continue in a new jurisdiction or transfer or lease all or substantially all of our assets, or are a party to a merger that reclassifies or changes our outstanding L shares, the convertible debentures will become convertible into the kind and amount of securities, cash or other assets which you would have owned immediately after that transaction if you had converted your convertible debentures immediately before the effective date of that transaction. (Section 1211)

We may at our option make additional increases in the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our L share ADSs resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. (Section 1204(10))

The adjustments we have described above assume that each L share ADS delivered upon conversion of the convertible debentures will continue to represent 20 L shares. If the number of L shares represented by an L share ADS changes, the conversion rate per L share ADS will be adjusted proportionately. (Section 1204(12))

In certain circumstances, the adjustment, or failure to adjust, the conversion rate may result in a deemed dividend to holders of L share ADSs for U.S. federal income tax purposes. See “Taxation—United States Tax Considerations—Constructive Dividends Based on an Adjustment of Conversion Rate.”

    How to Exercise your Conversion Right

You may exercise your conversion right by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, in the case of conversions through Euroclear or Clearstream, Luxembourg, in accordance with their respective normal operating procedures. To convert a convertible debenture held in certificated form into L share ADSs, a holder must (i) complete and manually sign the conversion notice on the back of the convertible debenture and deliver such notice to the trustee in New York, New York, (ii) surrender the convertible debenture to the trustee in New York, New York, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. The date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full L share ADSs issuable upon conversion, together with payment in lieu of any fraction of an L share ADS. The L share ADSs that we deliver upon conversion of the convertible debentures will be fully paid and non-assessable. (Sections 1202, 1208 and 1209)

Any convertible debenture surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date must be accompanied by an amount equal to the interest payable on that interest payment date on the principal amount of convertible debentures being surrendered for conversion. In the case of any convertible debenture which has been converted after any regular record date but on or before the next interest payment date, interest on that convertible debenture will be payable on that interest payment date to the holder of that convertible debenture on the regular record date notwithstanding the conversion. As a result, a holder that surrenders convertible debentures for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion, or any interest on convertible debentures called for redemption which are surrendered for conversion after a notice of redemption. No other payment or adjustment for interest or for any dividends in respect of L shares will be made upon conversion. Holders of L share ADSs issued upon conversion of the convertible debentures will not be entitled to receive any dividends payable to holders of L share ADSs as of any record time before the close of business on the conversion date. (Section 1202)

    Notices

As long as we issue the debt securities in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Our Relationship with the Trustee

Citibank, N.A. and JPMorgan Chase Bank are each a trustee for the debt securities under an indenture. Citibank, N.A. and JPMorgan Chase Bank each may have other business relationships with us from time to time.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Franck, Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary, Gottlieb, Steen & Hamilton, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, and of the conversion of any convertible debentures into L share ADSs, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This discussion also does not describe the tax treatment of the ownership, disposition or receipt of distributions with respect to our L share ADSs. For information regarding the tax treatment of such ownership, disposition or receipt of distributions you should read the description of L shares and L share ADSs, as filed with the SEC, as well as the relevant portions of other filings made with the SEC, all of which are incorporated by reference herein. For information on how to obtain the above documents, see “Incorporation of Certain Documents by Reference.”

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities and of the conversion of any convertible debentures into L share ADSs, by a holder that is not a resident of Mexico and that will not hold debt securities, L share ADSs, or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, a natural person is a resident of Mexico for tax purposes if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 calendar days, whether consecutive or not, during a calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under Mexican law or maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary. If a non-resident of Mexico is deemed to have a permanent establishment in Mexico, all income attributable to such permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

    U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

    Payments of Interest, Principal and Premium, in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the debt securities are registered with the Special Section of the National Registry of Securities (the “RNV”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

Under general regulations published in the Diario Oficial de la Federación, which regulations are subject to amendment or repeal, the information requirements which must be satisfied, according to the SHCP, are generally that: (a) the debt securities are registered in the Special Section of the RNV (and copies of the approval of such registration are filed with the SHCP), (b) we timely file with the SHCP, after completion of the transaction contemplated by this document, certain information relating to the issuance of the debt securities, (c) we timely file with the SHCP information representing that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and (d) we maintain records which evidence compliance with items (a), (b) and (c) above.

A higher income tax withholding rate (up to a maximum of 34%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the debt securities and are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by us or by persons related to us. For such purposes, under the Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them, or a third person holds an interest in the business or property of both persons.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of the Debt Securities We May Offer—Payment of Additional Amounts.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of the Debt Securities We May Offer—Payment of Additional Amounts.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the debt securities will not be subject to any Mexican withholding or similar taxes.

    Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between Foreign Holders effected outside of Mexico.

    Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities or L share ADSs.

United States Tax Considerations

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

In addition, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities and any L share ADSs received on conversion of convertible debentures as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated as owning 10% or more of our voting shares (including L shares ADSs) or who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, or persons that will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction.

This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances you should read the applicable prospectus supplement.

    Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of the Debt Securities We May Offer—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to a debt security will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

    Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the debt securities generally will constitute foreign source “passive income” or, in the case of certain U.S. holders, “financial services income.” Gain or loss realized by a U.S. holder on the sale or other disposition of a debt security generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

    Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the debt securities in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the debt securities. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year.

    Conversion of Convertible Debentures into L Share ADSs

If we issue convertible debentures, holders will be entitled to convert such convertible debentures into L share ADSs, each representing 20 L shares. In general, for U.S. federal income tax purposes, the holders of L share ADSs will be treated as the beneficial owners of the shares represented by those L share ADSs.

A U.S. holder generally will not recognize gain or loss on a conversion of convertible debentures into L share ADSs, for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional L share ADS. The receipt of such cash will be treated as a taxable payment in exchange for the fractional L share ADS and will result in the recognition of gain (or loss) to a U.S. holder equal to the difference between the amount of cash received and the amount of the U.S. holder’s adjusted tax basis allocable to such fractional L share ADS.

Following conversion, a U.S. holder generally will have the same tax basis (reduced by the portion of tax basis allocated to any fractional L share ADS for which cash is received) and holding period in L share ADSs received upon conversion as the U.S. holder had in the underlying convertible debentures converted.

    Constructive Dividends Based on an Adjustment of Conversion Rate

The conversion rate of the debentures is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of the convertible debentures in our assets or earnings (for example, an adjustment following a distribution of property by us to our shareholders) in some circumstances may give rise to deemed dividend income for U.S. federal income tax purposes to those holders. Similarly, a failure to adjust the conversion ratio of the convertible debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding L share ADSs may in some circumstances give rise to deemed dividend income to U.S. holders of those L share ADSs.

    Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service with respect to payments made to certain U.S. holders on the debt securities. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the debt securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

    Non-U.S. Holders

A holder or beneficial owner of debt securities that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of debt securities unless, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

P LAN OF DISTRIBUTION

At the time of offering any debt securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to Telmex from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities may be to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof

Agents and underwriters may engage in transactions with or perform services for Telmex in the ordinary course of business.

Each series of debt securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of debt securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the debt securities.

E XPERTS

Our audited consolidated financial statements as of December 31, 2002 and 2001 and for the three-year period ended December 31, 2002 have been audited by Mancera, S.C., a Member Practice of Ernst & Young Global,

independent auditors, as stated in their report appearing in our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Mancera, S.C.’s report, given on their authority as experts in accounting and auditing.

VALIDITY OF THE DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, certain matters of Mexican law relating to the debt securities will be passed upon by Franck, Galicia y Robles, S.C. The validity of the debt securities under New York law will be passed upon by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Mexico. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Franck, Galicia y Robles, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

EXPENSES

The table on the following page sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	U.S.$	92,300
Legal fees and expenses		500,000
Accounting fees and expenses		150,000
Printing and engraving expenses		100,000
Miscellaneous		100,000

Total	U.S.$	942,300

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As a foreign private issuer, we have been required to make filings with the SEC by electronic means since November 2002. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our web site at www.telmex.com.

We will make available to the holders of our debt securities, at the corporate trust office of the trustee referred to herein, copies of the applicable indenture and supplemental indenture, if any, our annual report in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with Mexican GAAP, together with a reconciliation of operating income, net income and total stockholders’ equity to U.S. GAAP. We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican GAAP.

We provide Morgan Guaranty Trust Company of New York, as depositary, under the Deposit Agreement between us, the depositary and registered holders of the American depositary receipts evidencing L share ADSs, with annual reports in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Mexico, or Mexican GAAP, together with a reconciliation of operating income, net income and total stockholders’ equity to generally accepted accounting principles in the United States, or U.S. GAAP. We also furnish the depositary with unaudited quarterly consolidated financial statements prepared in accordance with Mexican GAAP. Upon receipt of these reports, the depositary promptly mails them to all record holders of L share ADSs. We also furnish to the depositary in English all notices of meetings of holders of L shares and other reports and communications that are made generally available to holders of L shares. The depositary will mail to all holders of L share ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and will make available to all holders of L share ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of L shares.

I NCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on June 25, 2003 (SEC File No. 1-10749),

•	our report on Form 6-K containing disclosure regarding recent developments in our business and results of operation for the nine-month period ended September 30, 2003, furnished to the SEC on November 24, 2003,

•	our report on Form 6-K, containing our unaudited condensed consolidated interim financial statements and notes thereto for the nine-month periods ended September 30, 2003 and 2002, furnished to the SEC on December 9, 2003,

•	the description of L Shares and the description of American Depositary Receipts evidencing ADSs contained in our Form 8-A/A (SEC File No. 1-10749), filed with the SEC on March 20, 1997, and any amendment or report filed for the purpose of updating such descriptions,

•	any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Parque Vía 198, Ofícina 701, Colonia Cuauhtémoc, 06599 México, D.F., México, attention: Alejandro Martinez, Investor Relations, telephone (5255) 5703-3990.

U.S.$2,000,000,000

Teléfonos de México, S.A. de C.V.

Debt Securities

PROSPECTUS

December 9, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority the corporation will answer for any resulting liabilities or expenses. Our board of directors has also expressly determined that we will indemnify the directors and officers against any liability they might incur in connection with the offering of the debt securities.

Item 9.	Exhibits.

1	Form of Underwriting Agreement.*

4.1	Indenture dated June 11, 1999 between Telmex and Citibank, N.A., as trustee (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 1999 (File No. 1-10749) filed on May 19, 2000).

4.2	Specimen of L shares of Telmex, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

4.3	L Share Deposit Agreement (incorporated by reference to our registration statement on Form F-6 (File No. 333-11362) filed on January 14, 2000).

4.4	Indenture dated November 19, 2003 between Telmex and JPMorgan Chase Bank, as trustee.

4.5	Second Supplemental Indenture dated December 9, 2003 between Teléfonos de México, S.A. de C.V. and Citibank, N.A., as trustee.

4.6	Form of Debt Security (included in Exhibits 4.1 and 4.4).

4.7	Form of L Shares American Depositary Receipt (included in Exhibit 4.3).

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the debt securities.

5.2	Opinion of Franck, Galicia y Robles, S.C. as to the validity of the debt securities and the L shares.

23.1	Consent of Mancera, S.C.

23.2	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).

23.3	Consent of Franck, Galicia y Robles, S.C. (included in Exhibit 5.2).

24.1	Powers of Attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A. with respect to Citibank indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to JPMorgan Chase indenture.

*	To be filed by amendment or incorporated by reference. Telmex will furnish on a Form 6-K and incorporate by reference any related form used in the future and not previously filed by means of an amendment or incorporated by reference.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X promulgated by the Securities and Exchange Commission if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on December 9, 2003.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Adolfo Cerezo Pérez
	Name:	Adolfo Cerezo Pérez
	Title:	Chief Financial and Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Adolfo Cerezo Pérez and Jaime Chico Pardo, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3 (and any and all additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities in respect of Teléfonos de México, S.A. de C.V. on December 9, 2003.

Signature	Title

Carlos Slim Helú	Chairman of the Board of Directors

/s/ Carlos Slim Domit Carlos Slim Domit	Co-chairman of the Board of Directors

/s/ Jaime Chico Pardo Jaime Chico Pardo	Vice Chairman of the Board of Directors and Chief Executive Officer

Emilio Azcárraga Jean	Director

Antonio Cosío Ariño	Director

Amparo Espinosa Rugarcía	Director

/s/ Elmer Franco Macías Elmer Franco Macías	Director

/s/ Angel Losada Moreno Angel Losada Moreno	Director

Rómulo O’Farrill Jr.	Director

/s/ Juan Antonio Pérez Simón Juan Antonio Pérez Simón	Vice Chairman of the Board of Directors

Fernando Senderos Mestre	Director

/s/ Marco Antonio Slim Domit Marco Antonio Slim Domit	Director

James W. Callaway	Director

Mark E. Royse	Director

Janet M. Duncan	Director

/s/ Rafael Kalach Mizrahi Rafael Kalach Mizrahi	Director

Ricardo Martín Bringas	Director

/s/ Adolfo Cerezo Pérez Adolfo Cerezo Pérez	Chief Financial and Accounting Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Teléfonos de México, S.A. de C.V. in the United States, has signed this registration statement or amendment in the City of Newark, Delaware, on December 9, 2003.

By:	/s/ Donald J. Puglisi

Donald J. Puglisi

Exhibit Index

Exhibit Number	Description of Exhibit

1	Form of Underwriting Agreement.*

4.1	Indenture dated June 11, 1999 between Telmex and Citibank, N.A., as trustee (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 1999 (File No. 1-10749) filed on May 19, 2000).

4.2	Specimen of L shares of Telmex, together with an English translation (incorporated by reference to our registration statement on Form F-1 (File No. 033-39893) filed on April 9, 1991).

4.3	L Share Deposit Agreement (incorporated by reference to our registration statement on Form F-6 (File No. 333-11362) filed on January 14, 2000).

4.4	Indenture dated November 19, 2003 between Telmex and JPMorgan Chase Bank, as trustee.

4.5	Second Supplemental Indenture dated December 9, 2003 between Teléfonos de México, S.A. de C.V. and Citibank, N.A., as trustee.

4.6	Form of Debt Security (included in Exhibits 4.1 and 4.4).

4.7	Form of L Shares American Depositary Receipt (included in Exhibit 4.3).

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the debt securities.

5.2	Opinion of Franck, Galicia y Robles, S.C. as to the validity of the debt securities and the L shares.

23.1	Consent of Mancera, S.C.

23.2	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).

23.3	Consent of Franck, Galicia y Robles, S.C. (included in Exhibit 5.2).

24.1	Powers of Attorney (included in the signature page of this registration statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A. with respect to Citibank indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank with respect to JPMorgan Chase indenture.

*	To be filed by amendment or incorporated by reference. Telmex will furnish on a Form 6-K and incorporate by reference any related form used in the future and not previously filed by means of an amendment or incorporated by reference.